Exhibit 99.1

FOR:

THE TIREX CORPORATION

(OTCPK - TXMC)

CONTACTS:
Company	Greg McAndrews & Associates
JOHN L. THRESHIE JR.	GREGORY A. McANDREWS
(203) 522-3247	(310) 804-7037
info@tirex-tcs.com	greg@gregmcandrews.com

TIREX RENEWS ITS LICENSE AGREEMENT WITH SIMPRO S.p.A.

Westport, CT, December 11, 2013 – The Tirex Corporation (OTCPK: TXMC) – owner of a U.S. patented tire recycling (TCS) technology – entered into a renewed license agreement with Simpro S.p.A. of Brandizzo, Italy, to exclusively manufacture TCS systems and nonexclusive marketing rights to sell TCS systems worldwide.

“This is a restated agreement replacing an agreement originally signed in December 2002 with Simpro that adds versatility and protection of our technology to secure our future with a worldwide reputable company of Simpro’s stature while we both are negotiating current TCS sales opportunities,” according to Tirex President, John L. Threshie Jr. “Simpro and Tirex, both collectively and separately, have been marketing and planning to manufacture, sell and own/operate TCS facilities in any and all suitable markets worldwide,” Threshie added.

Tirex management believes that, given the proprietary nature of the TCS technology, which technology is acknowledged in the Simpro agreement, the Simpro agreement provides for compensation arrangements in the form of commissions or royalties to Tirex with respect to future TCS facility installations.

“Tirex’s previously announced hiring of Turner, Stone & Co. LLP to audit Tirex and return us to current-reporting status has progressed well; however, budget considerations have delayed our filings with the SEC. The focus remains for Tirex to return to current reporting status with the SEC as soon as possible,” Threshie added.

Tirex filed an 8-K with the SEC on November 25, 2013 stating that the contract Tirex entered into with Green Recycling Solutions International in April 2013 is null and void.

ABOUT SIMPRO

Simpro is based in Brandizzo, Italy with operations throughout the world. It specializes in the design, manufacturing and installation of production equipment and systems as well as the installation of turnkey facilities, primarily in the automotive and railroad industries. Simpro has its ISO 9001 (quality management), ISO 14001 (environmental management) and EMAS (Environmental Management and Audit System) accreditations. For more information go to: www.simpro.it/home.php?argid=49&pagid=18&lang=en.

ABOUT TIREX

Tirex' TCS (Tirex Cryo System) process freezes scrap tire pieces with cold air, as opposed to expensive liquid nitrogen, and then "breaks" the rubber into upmarket “cryogenic” crumb rubber through its patented "fracturing mill. This process also separates the marketable strands of steel and fiber from the crumb rubber with a "green," environmentally-friendly, economically-attractive tire recycling system. For more information go to www.tirex-tcs.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements.” Actual results could differ materially from those projected in the Company’s business plan and the information presented above.  There are no assurances that the previously-announced approximate 25% Internal Rate of Return and 100% Return on Investment regarding “typical” contracts will necessarily apply to all agreements. The information contained in this news release should not be construed as an indication in any way whatsoever of the future value of the Company’s common stock, the Company’s future financial value or its financial condition. Additionally, because the Company is not current in its SEC reporting obligations, readers of this news release should use extreme caution since current information is unavailable to adequately judge the Company’s prospects. Statements made herein are as of the date of this news release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

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TXMC – 17 – 12-11-2013